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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 24, 2003

Medis Technologies Ltd.
(Exact name of Registrant as specified in its charter)

Delaware	0-30391	13-3669062
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

805 Third Avenue
New York, New York 10022
(Address of principal executive offices)

Registrant's telephone number: (212) 935-8484

Item 9. Regulation FD Disclosure.

        During the Annual Meeting of Stockholders of Medis Technologies Ltd. ("Medis") held on June 24, 2003, Robert K. Lifton, Chairman and CEO of Medis, discussed the state of the different technologies that Medis is developing. A major focus of his presentation was on Medis' fuel cell products. He noted that the first planned commercial fuel cell product is the Power Pack, an auxiliary power source for operating and charging a portable device such as a cell phone or PDA. The Power Pack allows the user of a cell phone whose battery is discharged, to operate the phone while it charges the battery. The Power Pack prototype for the cell phone has demonstrated the ability to provide about nine hours of talk time for each fueling, with a fuel cartridge replacing the fuel and electrolyte in a matter of seconds and provides an additional nine hours for each refueling. At the Annual Meeting, Mr. Lifton displayed a prototype Power Pack and the first prototype of a fuel cartridge, which has recently been completed.

        Mr. Lifton stated that, "We have successfully demonstrated Power Packs operating a cell phone and operating a PDA, ruggedized by General Dynamics, to scientists and senior executives at a number of multi-national companies capable of making, using, selling and distributing this product. We have targeted the end of this year to enter into a business relationship with one or more of these companies."

        Mr. Lifton showed how the Power Pack is able to satisfy the needs of four beneficiaries—the service provider, the retailer, the consumer and the original equipment manufacturers (OEM). For example, by enabling the immediate use of a cell phone without having consumers wait a full day before using a newly purchased cell phone while they charge the battery—an "out of the box" experience—the consumer can get immediate gratification, the retailer can sell additional services and accessories, the service provider can start selling use time and the OEM can better satisfy their customers' needs and desires.

        The Power Pack for the cell phone is expected to have a recommended retail price of $20, with the refueling cartridge expected to have a recommended retail price of $1.00. Medis plans delivery of these products to end users by the end of 2004. Mr. Lifton noted that Medis is in contact with major service providers and retail outlets to present the Power Pack product and to discuss its retail sale and distribution both in the United States and other parts of the world.

        In reviewing Medis' financial position at the Annual Meeting, Mr. Lifton noted that by reason of the increase in funds allocated to its fuel cell operations, the annual cash outlay is expected to increase from about $7 million to approximately $8 million. This may be offset by any cash inflow from the exercise of warrants issued under the Company's Loyalty Program in September, 2002. Those warrants presently allow holders to purchase shares of Medis common stock at a price of $4.43 per share until September 18, 2003, when the exercise price increases to $4.92 per share until September 2004 and then to $5.41 per share until September 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2003

MEDIS TECHNOLOGIES LTD.
By:	/s/ ROBERT K. LIFTON Name: Robert K. Lifton Title: Chief Executive Officer

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  Item 9. Regulation FD Disclosure.
SIGNATURES